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                                                                  EXHIBIT 5.1(d)

                  [STEWART MCKELVEY STIRLING SCALES LETTERHEAD]


NS32796-3

May 5, 2003

IMC Global Inc.                                 Kirkland & Ellis
and each of the Guarantors                      Aon Center
of the Exchange Notes                           200 East Randolph Drive
100 South Saunders Road                         Chicago, IL  60601-6636
Suite 300
Lake Forest, IL 60045

-     and     -

IMC Potash Colonsay ULC
P. O. Box 1500
Colonsay, SK
S0K 0X0

Dear Sirs:

RE:  REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NO. 333-820626

We are issuing this opinion letter in our capacity as special legal counsel in the Province of Nova Scotia to IMC Potash Colonsay ULC ("IMC ULC"), a body corporate incorporated under the laws of the Province of Nova Scotia. IMC ULC is one of several guarantors (such guarantors, including IMC ULC, are hereinafter collectively referred to as the "Guarantors"), in connection with the proposed registration by IMC Global Inc. (the "Issuer") of $117,500,000 in aggregate principal amount of the Issuer's 11.250% Senior Notes due 2011, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (Registration No. 333-103362) originally filed with the United States Securities and Exchange Commission (the "Commission") on February 21, 2003, under the United States Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to indentures (as amended and supplemented from time to time, collectively the "Indenture"), dated as of May 17, 2001, between the

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IMC Potash Colonsay ULC - Guarantee Opinion
May 5, 2003
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Issuer, the Guarantors and The Bank of New York, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Issuer's 11.250% Senior Notes due 2011 (the "Old Notes"), of which $117,500,000 in aggregate principal amount is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including:

1.   the Memorandum and Articles of Association of IMC ULC;

2. resolutions of the directors of IMC ULC with respect to the issuance of the Exchange Notes and the Guarantees dated December 5, 2002;

3. certificates of an officer of IMC ULC each dated May 2, 2003, with respect to various corporate matters, copies of which has been delivered to you (the "Officer's Certificates");

4.   the Indenture;

5.   the Registration Statement; and

6.   the Guarantees.

To the extent that the opinions expressed in this opinion are based on factual matters, we have relied solely upon the Officer's Certificates.

In connection therewith and in giving the opinions expressed below, we have assumed:

     a. the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including documents received by facsimile machine) and the truthfulness of all certificates of public officials and corporate officers;

     b. that each party to the Guarantees, other than IMC ULC, has all necessary power and capacity to execute and deliver the Guarantees and perform its obligations thereunder, has duly authorized, executed and delivered the Guarantees and that each of the Guarantees constitutes the legal, valid and binding obligation of the parties thereto (other than IMC ULC), enforceable against each of them in accordance with its terms;

     c. that each of the Guarantees to which IMC ULC is a party has been physically delivered by IMC ULC to their intended recipient, that such delivery was not subject to any condition or escrow imposed by or on behalf of IMC ULC on such delivery and that such delivery was satisfactory


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          delivery under the laws of any relevant jurisdiction other than the
          Province of Nova Scotia; and

     d. that the Indenture has been duly qualified under the United States Trust Indenture Act of 1939, as amended.

We are qualified to practice law in the Province of Nova Scotia and have made no investigation of the laws of any jurisdiction other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof. We assume no obligation to revise or supplement this opinion should the present laws of the Province of Nova Scotia or the federal laws of Canada applicable therein be changed by legislative action, judicial decision or otherwise. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the enforceability of the Guarantees against IMC ULC and, in particular, the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

Based upon and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Old Notes, and (iii) the Guarantees have been executed and delivered by IMC ULC:

1. All necessary corporate action will have been taken by IMC ULC to authorize the execution, delivery and performance of the Guarantees by it.

2.   The Guarantees will have been duly executed and delivered by IMC ULC.

We hereby consent to the filing of this opinion with the Commission as Exhibit
5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Validity of the New Securities" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

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This opinion is furnished to you in connection with the filing of the
Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any person for any other purpose. We recognize, however, that Kirkland & Ellis, shall be entitled to rely on this opinion in rendering their legal opinion in respect of the Registration Statement and related matters.

Yours very truly,

STEWART MCKELVEY STIRLING SCALES

/s/ STEWART MCKELVEY STIRLING SCALES

MPC